Exhibit 99.1

Clarification Statements: (1) In the Transcript of Interview set forth below (and in the interview itself), Brian Kabot makes the following statement: “And it's really all predicated on a patented and proprietary water plasma propulsion technology, which is the cheapest, most efficient propulsion technology for maneuvering around in space.” As set forth on slide 6 of the Investor Presentation filed by Stable Road Acquisition Corp. (“Stable Road”) on October 7, 2020, Momentus Inc.’s (“Momentus”) water propulsion technology is the subject of 14 US and PCT patent applications that describe 70 distinct ideas. (2) In the Transcript of Interview set forth below (and in the interview itself), Brian Kabot makes the following statement: “They get us from earth to space and then our vehicle delivers those satellites from the Falcon 9 SpaceX rocket into their final orbit.” As set forth on in the press release filed by Stable Road on October 7, 2020, “Momentus has developed its first transport and service vehicle, Vigoride, to serve the needs of customers in Low Earth Orbit by delivering small satellites up to 750kg to precise destinations, and expects to provide hosted payload services, and in-orbit services. The Company plans to launch its first Vigoride vehicle in December 2020 with commercial customers and four to five Vigorides in 2021.” (3) In the Transcript of Interview set forth below (and in the interview itself), Brian Kabot makes the following statement: “We have a, we had a very successful test launch, the vehicle is still flying around in space, which is great.” As set forth on in the press release filed by Stable Road on October 7, 2020, “In 2019, [Momentus] successfully tested its water plasma technology in space…. [Momentus] plans to launch its first Vigoride vehicle in December 2020 with commercial customers and four to five Vigorides in 2021.”

Scott Wapner: Whether you call it the blank check bonanza or spac-a-palooza, the proliferation of special purpose acquisition companies has taken the market by storm this year. Our next guest just completed a deal today to create the first publicly traded space infrastructure company. Brian Kabot is the CIO of Stable Road Capital, whose SPAC merged with Momentus, the company with an enterprise value of around $1.2 billion dollars lists on the Nasdaq. Brian welcome, it’s good to see you.

Brian Kabot: You as well, Scott. Thank you.

Scott Wapner: Yeah congrats on the deal.

Brian Kabot: Thank you very much.

Scott Wapner: Why Momentus? Why the space economy?

Brian Kabot: Sure. Look, the U.S. economy is obviously fairly starved for growth, we’re very long in a cyclical recovery here and space is probably the most interesting and unique growth avenue in the U.S. economy, we're looking at $415 billion in revenue today, projected to grow to $1.4 trillion by 2030 according to Bank of America. When we started looking in the space industry, what we really set out to do is merge with a high-quality value-add business, kind of a pick and shovel business that could win regardless of who ultimately wins that space race, and Momentus is really the key to commercializing and industrializing that space economy.

Scott Wapner: This company is a strategic partner with SpaceX, right, Elon Musk, so this is essentially betting on Musk and SpaceX to win that space race, as you're talking about.

Brian Kabot: It is certainly partially a bet on SpaceX, although we do work with other launch providers. We will work with whether it's Relativity or ILS, eventually Blue Origin, but for now SpaceX is our key strategic partner. They get us from earth to space and then our vehicle delivers those satellites from the Falcon 9 SpaceX rocket into their final orbit.

Scott Wapner: I get it. So that’s what the so-called last mile delivery service is all about and that's what the specialty is here.

Brian Kabot: That’s right. And it's really all predicated on a patented and proprietary water plasma propulsion technology, which is the cheapest, most efficient propulsion technology for maneuvering around in space. So, I think of it as the uber pool of the satellite industry.

Scott Wapner: Ah I gotcha, well put. I read that the company has contracts for $90 million in potential revenue – I should not, potential – over the next several of years, what kind of risk is involved in those kind of forecasts?

Brian Kabot: That $90 million is fully contracted and then a portion are options that are written into the agreements. But in addition to that $90 million backlog, the company has built north of a $1 billion pipeline, which we think will have a very high conversion rate over the next few years.

Scott Wapner: You mentioned the vehicle you have were looking at a launch in just a couple of months, right, in December. There's been test launches in the past –

Brian Kabot: Yes

Scott Wapner: But this is the first commercial launch coming up in December?

Brian Kabot: That’s correct. We have a, we had a very successful test launch, the vehicle is still flying around in space, which is great. Our first commercial launch will be in December 2020 with SpaceX. We have a pretty full vehicle of satellites to deliver. And then we have a phenomenal launch cadence for 2021 going up with SpaceX in February, June, and December 2021. We actually have one and a half vehicles already booked for December 2021. So pretty aggressive launch cadence with SpaceX.

Scott Wapner: The other interesting note is that Momentus comes out of y-combinator, which is a very well known incubator, if you will. Its biggest investor, as I reported last night, is Prime Mover Labs whose LPs are very well known to our viewers. Bill Ackman, Joe Lonsdale of Palantir, Tony Robbins, Joe Montana’s Liquid2 VC fund, among many other notable names. How did the involvement of those investors come about?

Brian Kabot: Yeah, look, it's a great validation of what this company is building. So y-combinator, obviously one of the highest quality names out there, they were really, aside from the CEO, Mikhail Kokorich, who put his own money in, Y-Combinator was really first money in the door, stood the company up, and then as you pointed out, Prime Movers Labs came. Their - the largest investor their LP base, as you said, is kind of the who's who, Dmitry Balyasny, Bill Ackman, Joe Lonsdale, the Lerner family - they have been, a lot more than just passive capital, they have been incredibly supportive investors, really helping institutionalize this company, that still a very young company, but in a short period of time have become a strategic partner to SpaceX, have customer contracts with NASA and Lockheed Martin. So, just this whole confluence of dynamics created a very attractive target for our SPAC.

Scott Wapner: Speaking of SPACs right, I came into this segment saying blank check bonanza, SPAC-a-palooza, and now you're smiling, you know where I’m going with this. We talk every day about the proliferation of these things. I’m showing on my video wall right now, which I’m not sure if you have a return where you are and you can actually see what we're putting on the air, this SPAC-a-palooza with Chamath and Bill Ackman himself and Brad Gerstner, Gary Cohen, Cliff Robbins, Jeffrey Smith, Barry Sternlight – we’d need like 50 walls to put all of these people who seemingly now have SPACs. I’m wondering what you make of it and whether you think there's just too many.

Brian Kabot: I think it's very healthy, right, no one would ever look at the private equity industry or venture capital industry and say there's too many. There are far more investment opportunities than there is SPAC Capital. And while it's grown tremendously, they actually had a guest on from Callan on CNBC earlier today who was talking about, while SPACs have quadrupled, tripled as far as their dry powder is concerned, it's still a relatively small component of the overall market, and really when you look at it it’s it's somewhere between private equity and an IPO. And what I think is great for the investor is we did four months of due diligence. We spent a lot of money with some of the top service providers out there from Stellar Solutions to Kirkland and Ellis, from Orrick to Evercore to cantor completing our underwriting, right, we did four months of due diligence, which in a traditional ipo you would never have the opportunity to do, so I think SPACs are very healthy for the market. I think it's helping democratize the IPO process. You mentioned Brad Gerstner, who is actually a very close friend of our firm, big investor in Snowflake. We were big investors in BeyondMeat, these stocks IPO and then they go up ten or 20 times, while clearly that company left a lot of money on the table and SPACs really help prevent that from happening.

Scott Wapner: It’s interesting. It’s a conversation that we're going to continue to have. Let me jump. I’ve got some news I want to get to. Brian, congratulations on the day. I know it's a big day for you. We’ll follow it and talk to you soon.

Brian Kabot: Excellent thank you.

Additional Information and Where to Find It

In connection with the proposed transaction contemplated by the merger agreement (the “Proposed Transaction”), Stable Road Acquisition Corp. (“Stable Road”) intends to file with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4 (the “Registration Statement”) that will include a proxy statement of Stable Road, a consent solicitation statement of Momentus Inc. (“Momentus”) and prospectus of Stable Road, and each party will file other documents with the SEC regarding the Proposed Transaction. A definitive proxy statement/consent solicitation statement/prospectus and other relevant documents will be sent to the stockholders of Stable Road and Momentus, seeking any required stockholder approval, and is not intended to provide the basis for any investment decision or any other decision in respect of such matters. STABLE ROAD’S STOCKHOLDERS AND OTHER INTERESTED PERSONS ARE ADVISED TO READ, WHEN AVAILABLE, THE REGISTRATION STATEMENT AND THE PROXY STATEMENT/CONSENT SOLICITATION STATEMENT/PROSPECTUS WHICH FORMS A PART OF THE REGISTRATION STATEMENT, AS WELL AS ANY AMENDMENTS THERETO, AND THE EFFECTIVE REGISTRATION STATEMENT AND DEFINITIVE PROXY STATEMENT/CONSENT SOLICITATION/PROSPECTUS IN CONNECTION WITH STABLE ROAD’S SOLICITATION OF PROXIES FOR STABLE ROAD’S SPECIAL MEETING OF STOCKHOLDERS TO APPROVE THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT (THE “SPECIAL MEETING”), BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. When available, the definitive proxy statement/consent solicitation statement/prospectus will be mailed to Stable Road’s stockholders as of a record date to be established for voting on the Proposed Transaction and the other matters to be voted upon at the Special Meeting. Stable Road’s stockholders will also be able to obtain copies of the proxy statement/consent solicitation statement/prospectus, and all other relevant documents filed or that will be filed with the SEC in connection with the Proposed Transaction, without charge, once available, at the SEC’s website at www.sec.gov or by directing a request to: Stable Road Capital LLC, James Norris, CPA, Chief Financial Officer, 1345 Abbot Kinney Blvd., Venice, CA 90291; Tel: 310-956-4919; james@stableroadcapital.com.

Participants in the Solicitation

Stable Road, Momentus and certain of their respective directors, executive officers and other members of management and employees may be deemed participants in the solicitation of proxies of Stable Road’s stockholders in connection with the Proposed Transaction. STABLE ROAD’S STOCKHOLDERS AND OTHER INTERESTED PERSONS MAY OBTAIN, WITHOUT CHARGE, MORE DETAILED INFORMATION REGARDING THE DIRECTORS AND OFFICERS OF STABLE ROAD IN ITS ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2019, WHICH WAS FILED WITH THE SEC ON MARCH 26, 2020. INFORMATION REGARDING THE PERSONS WHO MAY, UNDER SEC RULES, BE DEEMED PARTICIPANTS IN THE SOLICITATION OF PROXIES TO STABLE ROAD’S STOCKHOLDERS IN CONNECTION WITH THE PROPOSED TRANSACTION AND OTHER MATTERS TO BE VOTED AT THE SPECIAL MEETING WILL BE SET FORTH IN THE REGISTRATION STATEMENT FOR THE PROPOSED TRANSACTION WHEN AVAILABLE. Additional information regarding the interests of participants in the solicitation of proxies in connection with the Proposed Transaction will be included in the Registration Statement that Stable Road intends to file with the SEC.

No Offer or Solicitation

This communication is for informational purposes only and is neither an offer to purchase, nor a solicitation of an offer to sell, subscribe for or buy any securities or the solicitation of any vote in any jurisdiction pursuant to the Proposed Transaction or otherwise, nor shall there be any sale, issuance or transfer or securities in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.